QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Vertex Pharmaceuticals Incorporated 130 Waverly Street • Cambridge, MA 02139-4242 Tel. 617.444.6100 • Fax 617.444.6680 www.vrtx.com	News Release

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Announces Proposed Public Offering of Common Stock

        Cambridge, MA, September 11, 2006—Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced plans to offer 8,000,000 shares of its newly issued common stock in an underwritten public offering. Vertex also expects to grant the underwriters a 30-day option to purchase additional shares to cover over-allotments, if any.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole book-runner, with Morgan Stanley & Co. Incorporated as joint lead manager and UBS Securities LLC as co-manager in this offering.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares of common stock that the Company intends to sell has been filed with the Securities and Exchange Commission. Any offer of shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A copy of the prospectus can be obtained from Merrill Lynch's prospectus department, at 4 World Financial Center, New York, NY 10080, 212-449-1000.

About Vertex

        Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company's strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex's product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

        Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

        Vertex's press releases are available at www.vrtx.com

###

Vertex Contacts:

Lynne H. Brum, VP, Strategic Communications, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Lora Pike, Manager, Investor Relations, (617) 444-6755

QuickLinks

  Exhibit 99.1
Vertex Pharmaceuticals Announces Proposed Public Offering of Common Stock